                                                                   Exhibit 10(a)


INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Index Funds, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-15265 of our reports dated as follows:

     February 16, 1999   S&P 500 Index Fund          S&P 500 Index Series
     February 17, 1999   Aggregate Bond Index Fund   Aggregate Bond Index Series
     February 18, 1999   Small Cap Index Fund        Small Cap Index Series
     February 18, 1999   International Index Fund    International Index Series

appearing in the annual reports to shareholders for the year ended December 31, 1998, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Princeton, New Jersey
April 23, 1999